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                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549


                             FORM 8-K

                          CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)   May 20, 1996



                   BANYAN MORTGAGE INVESTMENT FUND
      (Exact name of Registrant as specified in its charter)


  Delaware                      1-9885             36-3465359
(State of or other         (Commission File     (I.R.S. Employer
 jurisdiction of                Number)          Identification
 incorporation)                                     Number)



150 South Wacker Drive, Suite 2900, Chicago, IL       60606
(Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code (312) 553-9800

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ITEM 5.   OTHER EVENTS

     On May 20, 1996, Banyan Mortgage Investment Fund (the "Registrant") entered into an Amended and Restated Agreement and Plan of Merger (the "Amended Merger Agreement") with RGI Holdings, Inc. ("RGI Holdings") and its wholly owned subsidiary, RGI U.S. Holdings Inc., ("RGI U.S." or collectively "RGI"). Pursuant to the Amended Merger Agreement, on May 21, 1996, RGI Holdings (i) paid $3,500,000 to acquire 7,466,666 shares ($0.46875 per share) or approximately 16% of the Registrant's outstanding common stock (ii) purchased the loan made to the Registrant in October, 1994 by a group of lenders for which Morgens, Waterfall, Vintiadis & Co., Inc. served as agent (the "Morgens Loan") and (iii) purchased the loan made to a subsidiary of the Registrant by Societe Generale ("SoGen Loan") and secured by a first mortgage on the Registrant's Wayside Property and a portion of the Southbridge Property. In addition, Mr. Kenneth Uptain, President of RGI Holdings and RGI U.S. was named to fill a vacant seat on the Registrant's Board of Directors.

     Both the Morgens Loan and the SoGen Loan were in default, and, as part of the transaction, the Registrant and RGI Holdings entered into agreements modifying each of the Morgens Loan and the SoGen Loan. Under these modification agreements, RGI Holdings has agreed that, among other things, prior to December 31, 1996 it will not accelerate either the Morgens Loan or the SoGen Loan nor foreclose on any collateral securing such loans based upon (i) any events of default occurring before May 15, 1996; or (ii) any non-monetary defaults occurring after May 15, 1996 but before the merger is completed or the Amended Merger Agreement is terminated; or (iii) as a result of the execution of the Merger Agreement as described above.

     RGI Holdings also agreed to capitalize and add to the outstanding principal balance of the loan the interest payment due on January 1, 1996 in the approximate amount of $1,005,000. Additionally, if the Merger is approved, the terms of the Morgens Loan will be further modified to reduce the interest rate on the Morgens Loan from 17.5% per annum to Prime + 2% per annum and the real estate assets owned by RGI U.S. and merged into the Registrant will be added to the collateral pledged to secure the Morgens Loan. Finally, the original Morgens Loan provisions that required the outstanding principal balance to be reduced to $11,000,000 by September 30, 1997 and prohibited prepayment of the entire loan prior to September 30, 1996 will be eliminated and the entire loan will become due and payable on September 30, 1998. A portion of the proceeds from the sale of stock were used to pay interest for the period January 1, 1996 through March 31, 1996, which was due April 1, 1996, in the amount of approximately $1,179,000 and a $500,000 loan restructuring fee to RGI Holdings. In the event that the Merger closing does not occur on or before 12/31/96 (as the same may be extended by mutual agreement) or if RGI is unable to obtain the consent of its lender to a subordination of the lien created in favor of RGI for the purpose of placing construction financing on any of the Registrant's development projects, then the loan restructuring fee will be applied against future interest payments due. As part of RGI Holding's acquisition of the Morgens Loan, the 4,380,000 outstanding warrants of the Registrant which were issued to the lenders were cancelled. Also, RGI allowed the Registrant to utilize, without requiring applications against debt, the net proceeds from the sale of the Oakridge and 120 S. Spalding properties, in the aggregate amount of approximately $8,675,000, which funds were previously held by the Registrant as restricted cash. RGI Holdings will, however, require the Registrant to pay 100% of the future

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ITEM 5.     OTHER EVENTS (CONTINUED)

proceeds from either the sale or joint venture development of the Laguna Seca Ranch and 50% of the net sales proceeds generated by developed lot or raw land sales at the Southbridge, Wayside and Chapman's Landing properties.

     Upon acquisition of the SoGen Loan by RGI Holdings, the $287,702 of interest due as of December 31, 1995 was capitalized and added to the outstanding loan balance of $6,360,000. The principal balance of the loan after adding interest was reduced by approximately $250,000 which represents the net proceeds released from escrow by SoGen in respect to the sale of four lots at the Wayside property which occurred on April 9, 1996. The outstanding principal balance subsequent to the modification is $6,397,700. Using a portion of the proceeds from the stock sale, the Registrant paid interest for the period January 1, 1996 through April 30, 1996 in the amount of $319,782 and late fees and legal fees in the amount of $302,708. No additional payments of principal or interest will be required until the earlier of the repayment of the SoGen Loan or December 31, 1997. The $2,000,000 revolving loan agreement, executed by SoGen and the Registrant in 1994, under which no funds were ever loaned, was cancelled and released. The Registrant and SoGen exchanged mutual releases.

     Subject to the approval of the Registrant's stockholders, RGI U.S. will be merged with and into the Registrant with all of the outstanding shares of RGI U.S. being converted into 109,674,667 shares of the Registrant's common stock. As a result, the percentage of the Registrant's common stock that RGI Holdings will own if the Merger is approved has been reduced from 80% to 75%. This reduction in shares reflects an adjustment to the value of RGI U.S Holdings for potential tax liabilities associated with the sale of its assets subsequent to the Merger. The Registrant anticipates seeking approval of the merger pursuant to a vote at the annual meeting which will likely be held in early fall 1996 after the Registrant completes all necessary regulatory filings associated with the proposed merger.

ITEM 7.   FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND
          EXHIBITS

EXHIBITS:

     (2)(i) Amended and Restated Agreement and Plan of Merger dated as of May 20, 1996 by and among RGI U.S. Holdings, Inc., RGI Holdings, Inc. and the Registrant.

     (4)(i) Registration Rights Agreement dated as of May 21, 1996 between RGI Holdings, Inc. and the Registrant.

     (10)(i) "Morgens" Loan Modification dated as of May 21, 1996 between RGI Holdings, Inc. and the Registrant.

     (10)(ii) "Societe Generale" Loan Modifications dated May 21, 1996 between RGI Holdings, Inc. and VMIF Anden Wayside Venture and VMIF Southbridge Venture.

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                            SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  May 29, 1996       BANYAN MORTGAGE INVESTMENT FUND
                                   (Registrant)

                           By:   /s/ Joel L. Teglia
                              ---------------------
                                 Joel L. Teglia
                           Its:  Vice President, Chief Financial
                                  and Accounting Officer.